Exhibit 23.4

INDEPENDENT AUDITORS’ CONSENT OF DELOITTE & TOUCHE LLP

We consent to the use in this Post-Effective Amendment Number Two to the Registration Statement on Form S-11 registration number 333-146457 of our report dated November 30, 2007 relating to the combined balance sheets of the Selected American Golf and National Golf Portfolio of 28 Properties as of December 31, 2006 and 2005, and the related combined statements of operations, owners’ equity, and cash flows for each of the three years in the period ended December 31, 2006 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the basis of presentation of the financial statements) and our report dated March 26, 2008, relating to the combined balance sheet of the Selected American Golf and National Golf Portfolio of 4 Properties as of December 31, 2007 and the related combined statement of operations, owners’ equity, and cash flows for the year then ended (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the basis of presentation of the financial statements) appearing in the Prospectus, which is part of this Post-Effective Amendment Number Two to the Registration Statement on Form S-11 and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California July 8, 2008